August 23, 2011

Globe Specialty Metals Reports 55% Increase in Net Income in Fiscal 2011

•	Net income increased 55% from fiscal 2010 to $52.8 million
•	Diluted earnings per share increased 50% from fiscal 2010 to $0.69
•	EBITDA of $120.8 million, up 52% from fiscal 2010
•	EBITDA excluding items listed below of $128.1 million, up 82% from fiscal 2010
•	Tons shipped and average selling prices up 20% and 9%, respectively, from fiscal 2010.

New York, August 23, 2011 – Globe Specialty Metals, Inc. (NASDAQ: GSM) (the “Company”) today announces results for the quarter and fiscal year ended June 30, 2011.

Net sales for fiscal 2011 of $641.9 million and shipments of 233,475 MT were up 36% and 20%, respectively, from fiscal 2010.  Net income attributable to GSM for the year was $52.8 million, compared to $34.1 million in 2010.  Diluted earnings per share for the year were $0.69 per share, up from $0.46 per share in 2010 and diluted earnings per share on a comparable basis were $0.81 per share, up from $0.42 per share in 2010.   EBITDA for the year was $120.8 million, compared to $79.5 million and EBITDA on a comparable basis was $128.1 million, compared to $70.6 million.

Net sales for the quarter of $175.9 million were up 2% and shipments of 56,580 MT were down 4% from the third quarter.  Sales increased due to higher average selling prices and shipments were slightly lower primarily due to the month-long planned maintenance outage, and the unplanned power interruption due to the April tornadoes, at our plant in Bridgeport, Alabama.  We operated for all of fiscal 2011 and currently continue to operate at full production capacity, subject to planned maintenance outages.  Sales in the quarter were up 20% from last year and shipments were down 9%, largely due to the end of the 2010 arrangement to ship products at cost from our former plant in Brazil to a European customer.

Net income attributable to GSM for the quarter was $15.5 million, compared to $23.4 million in the third quarter and $6.6 million in the fourth quarter of last year.  Diluted earnings per share were $0.20 for the quarter, compared to $0.30 per share in the third quarter and $0.09 per share in the fourth quarter of last year. Diluted earnings per share on a comparable basis, as noted in the table below, were $0.28 per share in the fourth quarter, $0.31 per share in the third quarter and $0.11 per share in the fourth quarter of last year.

Fourth quarter EBITDA was $36.8 million, compared to $43.3 million in the third quarter and $14.6 million in the fourth quarter of last year.  EBITDA on a comparable basis, as noted in the table below, was $43.8 million in the fourth quarter, $44.7 million in the third quarter and $19.4 million in the fourth quarter of last year.

As expected, diluted earnings per share on a comparable basis and EBITDA on a comparable basis declined slightly from the third quarter primarily due to the cost of the planned maintenance outage, and the tornado-related outage, at the Bridgeport, Alabama plant, and the related reduction in silicon-based alloy shipments from that plant.  The outages impacted EBITDA and diluted EPS by $2.5 million and $0.02, respectively, and were not added back to earnings in calculating comparable EBITDA and diluted EPS.  In addition, there was a modest reduction in silicon metal shipments, related to building inventory for customer shipments in the subsequent quarter, and somewhat higher costs of production mostly related to higher seasonal power rates.

Average selling prices increased 6% in the quarter primarily as a result of a modest increase in realized pricing and a positive change in silicon-based alloy product mix.

Cash and cash equivalents totalled $166.2 million at June 30, 2011 and total debt was $48.1 million, which included $12.0 million of bank financing for the Alloy, West Virginia joint venture.

Cash flow from operating activities was $18.5 million in the quarter, compared to $23.9 million in the third quarter and $8.4 million in the fourth quarter of last year.  During the quarter cash flows from investing activities was comprised of $8.3 million for capital expenditures which were largely related to planned maintenance outages at our Bridgeport, Alabama and Alloy, West Virginia plants.

Diluted earnings per share on a comparable basis were as follows:

	FY 2011		FY 2010	Twelve Months
	Fourth Quarter	Third Quarter	Fourth Quarter	FY 2011	FY 2010
Reported Diluted EPS	$0.20	0.30	$0.09	$0.69	0.46
Tax rate adjustment	-	-	(0.03)	0.02	-
Loss (gain) on sale of business	0.06	-	0.04	0.06	(0.14)
Niagara Falls and Selma start-up costs	-	-	0.02	0.03	0.08
Transaction and due diligence expenses	0.02	0.01	-	0.04	0.01
Inventory write-down and restructuring charges	-	-	-	-	0.01
Contract settlements	-	-	-	(0.03)	-
Power adjustment	-	-	(0.01)	-	-
Diluted EPS, excluding above items	$0.28	0.31	$0.11	$0.81	0.42

Fourth quarter results were negatively impacted by $4.2 million of after-tax settlement costs related to our former Brazilian plant and $1.8 million of after-tax transaction-related and due diligence expenses which are included in the above table.

Fourth quarter EBITDA, excluding the items listed below, was $43.8 million. EBITDA on a comparable basis was as follows:

	FY 2011		FY 2010	Twelve Months
	Fourth Quarter	Third Quarter	Fourth Quarter	FY 2011	FY 2010
Reported EBITDA	$36,800	43,338	$14,606	$120,753	79,533
Loss (gain) on sale of business	4,249	-	3,192	4,249	(19,715)
Niagara Falls and Selma start-up costs	-	-	3,105	3,236	9,972
Transaction and due diligence expenses	2,745	1,350	140	5,030	661
Inventory write-down and restructuring charges	-	-	-	-	604
Contract settlements	-	-	-	(5,125)	-
Power adjustment	-	-	(1,625)	-	(487)
EBITDA, excluding above items	$43,794	44,688	$19,418	$128,143	70,568

Globe CEO Jeff Bradley commented, “We are currently operating at full capacity and we are trying to identify ways to increase production and lower cost to further capitalize on customer demand in our various products.  Our earnings increased significantly in our fiscal third quarter as all our below market contracts ran off at the end of calendar 2010 and, as expected, earnings remained relatively stable in our fiscal fourth quarter.  We are very pleased to have recently closed the Alden acquisition and are presently executing our integration strategy and growth plans and we remain actively engaged in numerous growth opportunities, including potential acquisitions and building our plant in Iceland.  We intend to continue to grow our business in the same disciplined fashion that has served us so well.”

Conference Call

Globe will review fourth quarter results during its quarterly conference call tomorrow, August 24, 2011, at 9:00 a.m. Eastern Time. The dial-in number for the call is 877-293-5491. International callers should dial 914-495-8526.  Please dial in at least five minutes prior to the call to register. The call may also be accessed via an audio webcast available on the GSM website at http://investor.glbsm.com. Click on the August 24, 2011 Conference Call link to access the call.

About Globe Specialty Metals

Globe Specialty Metals, Inc. is among the world’s largest producers of silicon metal and silicon-based specialty alloys, critical ingredients in a host of industrial and consumer products with growing markets. Customers include major silicone chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers. The Company is headquartered in New York City. For further information please visit our web site at www.glbsm.com.

Forward-Looking Statements

This release may contain ''forward-looking statements'' within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as ''anticipates,'' ''intends,'' ''plans,'' ''seeks,'' ''believes,'' ''estimates,'' ''expects'' and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the current expectations and assumptions of Globe Specialty Metals, Inc. (the "Company") regarding its business, financial condition, the economy and other future conditions.

Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions including, among others, changes in metals prices; increases in the cost of raw materials or energy; competition in the metals and foundry industries; environmental and regulatory risks; ability to identify liabilities associated with acquired properties prior to their acquisition; ability to manage price and operational risks including industrial accidents and natural disasters; ability to manage foreign operations; changes in technology; and ability to acquire or renew permits and approvals.

Any forward-looking statement made by the Company or management in this release speaks only as of the date on which it or they make it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, unless otherwise required to do so under the law or the rules of the NASDAQ Global Market.

EBITDA

EBITDA is a non-GAAP measure.

We have included EBITDA to provide a supplemental measure of our performance which we believe is important because it eliminates items that have less bearing on our current and future operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. A reconciliation of EBITDA to net income is provided in the attached financial statements.

CONTACT: Globe Specialty Metals, Inc.
Mal Appelbaum, 212-798-8123
Chief Financial Officer
Email: mappelbaum@glbsm.com
Or Jeff Bradley, 212-798-8122 Chief Executive Officer Email: jbradley@glbsm.com

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Income Statements
(In thousands, except per share amounts)
(Unaudited)

	Twelve Months Ended		Three Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	March 31, 2011	June 30, 2010
Net sales	$641,863	472,658	$175,934	172,802	146,436
Cost of goods sold	488,018	390,093	126,296	121,621	123,006
Selling, general, and administrative expenses	54,739	47,875	15,819	14,396	12,002
Research and development	87	200	10	32	49
Restructuring charges	-	(81)	-	-	-
Loss (gain) on sale of business	4,249	(19,715)	4,249	-	3,192
Operating income	94,770	54,286	29,560	36,753	8,187
Other income (expense):
Interest income	214	318	131	24	113
Interest expense, net of capitalized interest	(3,198)	(4,372)	(988)	(521)	(956)
Foreign exchange (loss) gain	(390)	3,811	(139)	125	589
Other income	1,318	764	674	94	26
Income before provision for income taxes	92,714	54,807	29,238	36,475	7,959
Provision for income taxes	35,988	20,539	12,509	12,982	837
Net income	56,726	34,268	16,729	23,493	7,122
Income attributable to noncontrolling interest, net of tax	(3,918)	(167)	(1,184)	(100)	(513)
Net income attributable to Globe Specialty Metals, Inc.	$52,808	34,101	$15,545	23,393	6,609
Weighted average shares outstanding:
Basic	74,925	73,512	74,933	75,078	74,333
Diluted	76,624	74,770	76,777	76,868	75,849
Earnings per common share:
Basic	$0.70	0.46	$0.21	0.31	0.09
Diluted	0.69	0.46	0.20	0.30	0.09

EBITDA:
Net income	$56,726	34,268	$16,729	23,493	7,122
Provision for income taxes	35,988	20,539	12,509	12,982	837
Net interest expense	2,984	4,054	857	497	843
Depreciation and amortization	25,055	20,672	6,705	6,366	5,804
EBITDA	$120,753	79,533	$36,800	43,338	14,606

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	March 31,	June 30,
	2011	2011	2010
Assets
Current assets:
Cash and cash equivalents	$166,208	155,313	157,029
Accounts receivable, net	60,871	61,761	55,907
Inventories	109,292	101,077	87,163
Prepaid expenses and other current assets	27,876	25,032	23,809
Total current assets	364,247	343,183	323,908
Property, plant, and equipment, net	229,977	227,819	219,267
Goodwill	53,503	53,406	52,025
Other intangible assets	477	477	477
Investments in unconsolidated affiliates	8,640	8,538	8,185
Deferred tax assets	217	71	71
Other assets	21,208	21,033	3,212
Total assets	$678,269	654,527	607,145

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$39,947	44,136	47,298
Current portion of long-term debt	-	10	10,092
Short-term debt	1,094	532	8,067
Revolving credit agreements	12,000	12,000	-
Accrued expenses and other current liabilities	34,475	33,504	35,832
Total current liabilities	87,516	90,182	101,289
Long-term liabilities:
Revolving credit agreements	34,989	34,989	16,000
Long-term debt	-	-	6,920
Deferred tax liabilities	23,264	14,311	6,645
Other long-term liabilities	17,224	18,032	17,462
Total liabilities	162,993	157,514	148,316
Stockholders’ equity:
Common stock	8	8	7
Additional paid-in capital	399,900	399,217	390,354
Retained earnings	80,300	64,755	38,761
Accumulated other comprehensive loss	(2,995)	(3,846)	(4,438)
Treasury stock at cost	(4)	(4)	(4)
Total Globe Specialty Metals, Inc. stockholders’ equity	477,209	460,130	424,680
Noncontrolling interest	38,067	36,883	34,149
Total stockholders’ equity	515,276	497,013	458,829
Total liabilities and stockholders’ equity	$678,269	654,527	607,145

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twelve Months Ended		Three Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	March 31, 2011	June 30, 2010
Cash flows from operating activities:
Net income	$56,726	34,268	$16,729	23,493	7,122
Adjustments to reconcile net income
to net cash provided by (used in) operating activities:
Depreciation and amortization	25,055	20,672	6,705	6,366	5,804
Share-based compensation	4,332	5,712	457	1,327	1,221
Loss (gain) on sale of business	4,249	(19,715)	4,249	-	3,192
Deferred taxes	13,538	(8,123)	4,958	8,580	(8,049)
Changes in operating assets and liabilities:
Accounts receivable, net	(4,664)	(29,029)	919	(14,080)	(3,241)
Inventories	(25,355)	(16,326)	(10,603)	(1,857)	(10,784)
Prepaid expenses and other current assets	(1,649)	6,984	777	(3,448)	6,993
Accounts payable	(7,833)	28,290	(4,587)	(2,659)	5,721
Accrued expenses and other current liabilities	(6,179)	(13,438)	(3,856)	6,004	571
Other	2,968	(28,550)	2,767	141	(149)
Net cash provided by (used in) operating activities	61,188	(19,255)	18,515	23,867	8,401
Cash flows from investing activities:
Capital expenditures	(35,039)	(22,901)	(8,263)	(7,465)	(6,469)
Sale of businesses, net of cash disposed	2,500	60,559	-	-	2,114
Acquisition of business, net of cash acquired	-	(53,084)	-	-	(53,084)
Working capital adjustments from acquisition of businesses, net	(2,038)	-	-	-	-
Other investing activities	(16,935)	(733)	-	(16,935)	-
Net cash used in investing activities	(51,512)	(16,159)	(8,263)	(24,400)	(57,439)
Cash flows from financing activities:
Net payments of long-term debt	(17,012)	(21,917)	(10)	(11,168)	(2,167)
Net (payments) borrowings of short-term debt	(6,973)	1,378	562	(404)	(5,792)
Net borrowings (payments) on revolving credit agreements	30,989	16,000	-	8,989	(6,000)
Dividend payment	(11,269)	-	-	-	-
Proceeds from stock option exercises	5,215	616	226	98	616
Proceeds from warrants exercised	-	1,287	-	-	-
Proceeds from UPOs exercised	-	210	-	-	-
Sale of noncontrolling interest	-	97,917	-	-	(412)
Sale of common stock	-	36,456	-	-	-
Other financing activities	(869)	(1,387)	-	(869)	-
Net cash provided by (used in) financing activities	81	130,560	778	(3,354)	(13,755)
Effect of exchange rate changes on cash and cash equivalents	(578)	7	(135)	(114)	35
Net increase (decrease) in cash and cash equivalents	9,179	95,153	10,895	(4,001)	(62,758)
Cash and cash equivalents at beginning of period	157,029	61,876	155,313	159,314	219,787
Cash and cash equivalents at end of period	$166,208	157,029	$166,208	155,313	157,029

Supplemental disclosures of cash flow information:
Cash paid for interest, net	$2,533	2,494	$848	401	296
Cash paid for income taxes, net	19,819	51,709	15,377	1,234	1,297

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Supplemental Statistics
(Unaudited)

	Twelve Months Ended		Three Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	March 31, 2011	June 30, 2010

Shipments in metric tons*	233,475	194,471	56,580	59,276	62,207

Average selling price ($/MT)*	$2,502	2,288	$2,862	2,703	2,157

Average selling price ($/lb.)*	$1.13	1.04	$1.30	1.23	0.98

* Excludes by-products and other